Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS PROVIDES UPDATE ON STATUS OF

NEUMUNE RFP FOR ACUTE RADIATION SYNDROME

SAN DIEGO, CA – June 26, 2006 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) announced today that it has it has been informed by the Department of Health and Human Services (HHS), in a letter dated June 23, 2006, that Hollis-Eden “is within the competitive range for discussion and further evaluation” with respect to Hollis-Eden’s response to HHS’ Request for Proposal No. DHHS-ORDC-DDA-05-12 entitled “Medical Countermeasures to Mitigate or Treat Neutropenia Alone or in Combination with Co-Morbidities Associated with Acute Radiation Syndrome (ARS).” This formally begins the negotiation process for a potential procurement. HHS indicated in their letter that the new estimated date of award is September 15, 2006.

About Hollis-Eden

Hollis-Eden Pharmaceuticals, Inc. is developing a proprietary new class of small molecule compounds that are metabolites or synthetic analogs of adrenal steroid hormones. These compounds, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit – they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s lead product candidate, NEUMUNE™ (HE2100), is entering late-stage development for the treatment of Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident, and is being explored for use in combating healthcare-associated infections. Hollis-Eden also is profiling optimized second-generation compounds for potential clinical development in a broad spectrum of therapeutic categories including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases, oncology and infectious diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. federal, state and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333